EXHIBIT 5.1

March 19, 2004

Xcyte Therapies, Inc.

1124 Columbia Street, Suite 130

Seattle, WA 98104

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on March 19, 2004 in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,650,024 shares of your Common Stock (the “Shares”) reserved for issuance under the 2003 Stock Plan, 1996 Stock Option Plan, 2003 Employee Stock Purchase Plan and 2003 Directors’ Stock Option Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Very truly yours, Heller Ehrman White & McAuliffe LLP

/s/ Heller Ehrman White & Mcauliffe LLP